Exhibit 99.1

     Majestic Companies, Ltd. Announces Acquisition of Freedom Oil & Gas, Inc.

     Dateline, Monday, July 15, 2002: The Majestic Companies, Ltd. (NASDAQ OTC BB:MJXX) announced that it has acquired Freedom Oil & Gas, Inc., a Nevada corporation, based in Salt Lake City, Utah, in a stock exchange agreement by which Freedom acquired approximately 79% control of Majestic and Freedom will remain as Majestic's wholly-owned operating subsidiary. Immediately following the change in control, Majestic announced a change in management, replacing Majestic's former officers and directors. J. David Gowdy, President of Freedom, will serve as the new President/CEO and a Director of Majestic. Lyle Mortensen, Secretary of Freedom (Fort Worth, Texas office), will also serve as the new Secretary and as a Director of Majestic. Majestic has also announced that Jay Bowden, formerly CFO of Henry Petroleum (Midland, Texas) has agreed to join Freedom both as CFO and a Director.

     Freedom announced that prior to signing its agreement with Majestic, it concluded an agreement with Hewitt Energy Group, Inc. (Salt Lake City, Utah) in which Freedom acquired certain leasehold and drilling rights and obligations from Hewitt comprising over 30,000 gross acres in the Central Utah Foreland Thrust Belt. Hewitt's shareholders will acquire stock in Majestic as consideration for this farmout agreement. Freedom stated that conditioned upon obtaining suitable financing, it intends to drill two test wells in the prospect area, commencing operations within 90 days. Freedom further announced that it has entered into negotiations with an undisclosed third party to acquire approximately 9,000 gross acres in Arkansas with the objective of developing potential natural gas production previously discovered in the lease block.

     Majestic confirmed that the foregoing transactions signal a new direction for its core business. Majestic's prior management will retain their positions in its subsidiary, Majestic Safe-T Products, Ltd. Majestic also confirmed that it plans to spin-off this safety products subsidiary. Mr. Gowdy said that he looked forward to working to expand Majestic's new opportunities in the oil & gas business for the benefit of its shareholders.

     For additional information please contact Investor Relations, at 1-866-238-1185, between the hours of 9-5 PM, Eastern Time.

     Note: Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934 and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.

On behalf of the Board:

J. David Gowdy,
Chairman and CEO

     This news release has been prepared by management of The Majestic Companies, Ltd. who take full responsibility for its contents. The SEC has neither approved nor disapproved of the contents of this news release. This news release may include forward-looking statements within the meaning of Section 27a of the United States Securities Act of 1933, as amended, and Section 21e of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, development of project interests, the companies' analysis of opportunities in the acquisition, and certain other matters. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1955 and involve risks and uncertainties which could cause actual results to differ materially from those in the in the forward-looking statements contained herein.